 Exhibit 5.1

[Ropes & Gray LLP Letterhead]

November 3, 2011

Carter's, Inc.
The Proscenium
1170 Peachtree Street, NE, Suite 900
Atlanta, Georgia 30309

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 3,725,000 shares of Common Stock, $0.01 par value (the "Shares"), of Carter's, Inc., a Delaware corporation (the "Company").  The Shares are issuable under the Company's Amended and Restated Equity Incentive Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the adoption of the Plan.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.  The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Sections 7 and 11 of the Act.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

/s/  Ropes & Gray LLP

Ropes & Gray LLP